EXHIBIT 10.1

Severance Agreement for

____________________________
Charming Shoppes, Inc.

_______________________, 2008

Charming Shoppes, Inc.

Severance Agreement

THIS AGREEMENT is made and entered into as of _____ __, 2008 (the “Effective Date”), by and between Charming Shoppes, Inc. (hereinafter referred to as the “Company”) and «NAME» (hereinafter referred to as the “Executive”).

WHEREAS, the Executive and the Company are currently parties to a change in control agreement, dated ______ __, ____, as amended (the “CIC Agreement’); this Agreement replaces the CIC Agreement and, except as otherwise provided herein, this Agreement replaces any other severance agreements in effect between the Executive and the Company or a subsidiary and any other non-competition or non-solicitation agreements between the Executive and the Company or a subsidiary;

WHEREAS, the Compensation Committee of the Company (the “Committee”) has determined that it is appropriate to provide severance compensation to retain key executives and to provide incentives to key executives to promote the interests of the Company;

WHEREAS, the Committee has approved the Company entering into severance agreements with certain key executives of the Company; and

WHEREAS, the Executive is a key executive of the Company.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Establishment, Term, and Purpose
This Agreement shall commence on the Effective Date and shall continue in effect for three (3) full years (i.e., until the day before the third anniversary of the Effective Date).  However, at the end of the first year of such three (3) year period and at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to the end of the first year of such term, or extended term, to the Executive, that the Agreement will not be extended.  In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.  However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for not less than the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurs; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions
Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1    “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not any such salary or other amounts are deferred.

2.2    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act and shall include related terms such as “Beneficial Ownership.”

2.3    “Benefit Period” means the period as provided in Section 3.3 herein with respect to which the Executive receives severance compensation.

2.4    “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2 herein.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” means: (a) the Executive’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his or her duties, and after the Executive has failed to resume substantial performance of his or her duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Executive’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Executive’s having been convicted of a felony.  For purposes of this subparagraph, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

2.7    “Change in Control” of the Company shall be deemed to have occurred as of the first day after the Effective Date that any one or more of the following conditions is satisfied:

(a)    Any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security and immediately after such acquisition such Person has directly or indirectly, the Beneficial Ownership of Voting Securities representing twenty percent (20%) or more of the total voting power of all the then-outstanding Voting Securities; or

(b)    Those individuals who as of the date of this Agreement constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date of this Agreement or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(c)    There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a "Transaction"), other than a Transaction which would result in the holders of Voting Securities having at least eighty percent (80%) of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least sixty (60%) percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(d)    There is implemented or consummated a plan of complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Related Parties owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the transaction.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

2.8    “COBRA Benefits” shall refer to continued group health insurance benefits under Sections 601-607 of the federal Employee Retirement Income Security Act of 1974, as amended.

2.9    “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10    “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

2.11    “Company” means Charming Shoppes, Inc., a Pennsylvania corporation, or any successor thereto as provided in Article 9 herein.  If the Executive is an officer of Charming Shoppes of Delaware, Inc. and/or any other subsidiary, direct or indirect, of Charming Shoppes, Inc. only, or an officer of any or all of  Charming Shoppes of Delaware, Inc., Charming Shoppes, Inc., and/or any other subsidiary, direct or indirect, of Charming Shoppes, Inc., the word "Company" shall be deemed to include not only Charming Shoppes, Inc. but also Charming Shoppes of Delaware, Inc., and/or such other subsidiary, direct or indirect, of Charming Shoppes, Inc., as applicable, with respect to employment matters, including termination of employment, where appropriate.  References to the "Company" with respect to a Change in Control and matters incidental to the determination of a Change in Control relate only to Charming Shoppes, Inc.

2.12    “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

2.13    “Effective Date” means the date of this Agreement set forth above.

2.14    “Effective Date of Termination” means the date of termination of active employment with the Company.

2.15    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.16    “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) A material diminution of the Executive’s authorities, duties or responsibilities as an employee of the Company;

(b)    A material change in the geographic location at which the Executive must perform services; for purposes of this Agreement, a material change means the Company requires the Executive to be based at a location which is at least fifty (50) miles farther from the Executive’s then current primary residence than is the Executive’s then current office location;

(c) A material diminution by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time; or

(d) A material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have Good Reason for termination if, within sixty (60) days after the date on which the Executive gives a Notice of Termination, as provided in Section 3.8, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason as set forth in the Executive’s Notice of Termination.  If the Company does not correct the action or failure to act, the Executive must terminate his or her employment within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.  The existence of Good Reason shall not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability.

2.17    “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.18    “Qualifying Termination” means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

2.19    “Related Party” means (a) a majority-owned subsidiary of the Company; or (b) a trustee or other fiduciary holding securities under an employment plan of the Company or any majority-owned subsidiary; or (c) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities.

2.20    “Retirement” means the Executive’s voluntary termination of employment in a manner which qualifies the Executive to receive immediately payable retirement benefits under the Company’s tax-qualified retirement plan or under the successor or replacement of such retirement plan if it is then no longer in effect.  The term “Retirement” shall not mean a termination of the Executive’s employment under circumstances that constitute Good Reason or that constitute an involuntary termination of the Executive’s employment by the Company.

2.21    “Separation Pay Limitation” means the lesser of (i) two (2) times the Executive's then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code, as determined for purposes of the “separation pay” exception under Section 409A of the Code.

2.22    “Severance Benefits” means the payment of severance compensation as provided in Section 3.4 herein.

2.23    “Three-Year Average Bonus” means the Bonus Percentage (defined below) multiplied by the Executive’s target annual cash bonus in effect for the fiscal year in which the Effective Date of Termination occurs.  The Bonus Percentage is calculated as the average of the following percentages for each of the three (3) fiscal years preceding the Effective Date of Termination:  (i) the annual cash bonus paid to the Executive for the year, divided by (ii) the Executive’s target annual cash bonus for the year.

2.24    “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

Article 3. Severance Benefits
3.1    Right to Severance Benefits.  The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.4 herein, if there has been a Qualifying Termination and a Notice of Termination for a Qualifying Termination has been delivered, provided the Executive executes and does not revoke a written release and waiver of claims, in form and substance acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims based upon any severance entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued a benefit).

The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment is terminated for Cause, or if his or her employment with the Company ends due to death, Disability,

or Retirement or due to a voluntary termination of employment by the Executive without Good Reason.

3.2    Qualifying Termination.  The occurrence of any one or more of the following events (as evidenced by a Notice of Termination) shall be considered a Qualifying Termination under this Agreement:

(a) A termination of the Executive’s employment by the Company for reasons other than Cause, as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(b) A termination by the Executive for Good Reason, as evidenced by a Notice of Termination delivered by the Executive to the Company.

3.3    Benefit Period.  In the event of a Qualifying Termination, the Executive will receive Severance Benefits with respect to the following Benefit Period:

(a)    If the Qualifying Termination occurs before a Change in Control, or if the Qualifying Termination occurs after twenty-four (24) months following a Change in Control, the Benefit Period is twelve (12) months.

(b) If the Qualifying Termination occurs upon or within twenty-four (24) months following a Change in Control, the Benefit Period is eighteen (18) months.

3.4    Severance Benefits.  In the event the Executive becomes entitled to receive Severance Benefits as provided in Sections 3.1 and 3.2 herein, the Executive shall receive the following Severance Benefits:

(a)    In the event of a Qualifying Termination before a Change in Control, or in the event of a Qualifying Termination after twenty-four (24) months following a Change in Control, the Company shall pay to the Executive the following:

(i)    An amount equal to (A) the Executive’s annual Base Salary, plus (B) the Executive’s Three-Year Average Bonus. This severance amount shall be payable in regular payroll installments over the Benefit Period, beginning within thirty (30) days after the Effective Date of Termination, to the extent that the severance amount under this subsection (i) does not exceed the Severance Pay Limitation.  Any amount under this subsection (i) that exceeds the Severance Pay Limitation shall be paid as a separate lump sum payment within thirty (30) days following the Effective Date of Termination.

(ii)    Reimbursement of the Executive’s monthly cost of COBRA Benefits under the Company’s health plan for the Benefit Period, provided, however, that payment of the COBRA Benefits shall be discontinued prior to the end of the Benefit Period if the Executive ceases to receive COBRA coverage under the Company’s health plan or if the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Committee.  The COBRA reimbursement payments shall be paid monthly on the first payroll date of each month, beginning within thirty (30) days after the Effective Date of Termination.

(iii)    A lump sum amount equal to the Executive’s unpaid annual cash bonus, calculated based on Company performance, for the year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred and sixty-five (365). This payment will be paid when the annual cash bonuses for the year are paid to other executives of the Company.

(iv) Outplacement services, as described in Article 8.

(v)    A lump sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.  This payment shall be made within thirty (30) days after the Effective Date of Termination.

(b)    In the event of a Qualifying Termination upon or within twenty-four (24) months after a Change in Control, the Company shall pay to the Executive the following amounts, all of which shall be paid within thirty (30) days after the Effective Date of Termination (except as provided in subsection (iv)):

(i) A lump sum amount equal to one and five tenths (1.5) times the sum of (A) the Executive’s annual Base Salary, plus (B) the Executive’s Three-Year Average Bonus.

(ii)    A lump sum amount equal to the monthly cost of COBRA Benefits under the Company’s health plan and the Company’s monthly cost of life insurance and disability coverage in effect for the Executive at the Effective Date of Termination, multiplied by the number of full months in the Benefit Period.

(iii)    A lump sum amount equal to the Executive’s unpaid target annual cash bonus established for the year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred and sixty-five (365).  This lump sum amount shall be payable regardless of whether the Company meets its performance objectives for the year in which the Executive’s Effective Date of Termination occurs.

(iv) Outplacement services, as described in Article 8.

(v) A lump sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.

(c)    Except as specifically provided above, incentive awards granted under the incentive arrangements adopted by the Company shall be paid pursuant to the terms of the applicable plan.  Equity awards shall be paid pursuant to the terms of the applicable plan.

(d)    The aggregate benefits accrued by the Executive as of the Effective Date of Termination under the savings and retirement plans sponsored by the Company shall be distributed pursuant to the terms of the applicable plan.

(e)    Compensation which has been deferred under the Charming Shoppes Variable Deferred Compensation Plan or other plans sponsored by the Company, as applicable, together with all interest or earnings credited with respect to any such deferred compensation balances, shall be distributed pursuant to the terms of the applicable plan.

3.5    Termination for Disability.  If the Executive’s employment is terminated by reason of his or her Disability, the Executive shall receive his or her Base Salary and accrued vacation through the Effective Date of Termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.  In the event the Executive’s employment is terminated due to Disability, the Executive shall not be entitled to the Severance Benefits described in Section 3.4.

3.6    Termination for Retirement or Death.  If the Executive’s employment is terminated by reason of Retirement or death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.  In the event the Executive’s employment is terminated by reason of his or her Retirement or death, the Executive shall not be entitled to the Severance Benefits described in Section 3.4.

3.7    Termination for Cause, or Other Than for Good Reason or Retirement. If the Executive’s employment is terminated either: (a) by the Company for Cause; or (b) by the  Executive (other than for Retirement or Good Reason), the Company shall pay the Executive his or her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

3.8    Notice of Termination.  The Company may terminate the Executive’s employment by providing not less than sixty (60) days prior written notice.  The Executive shall provide notice of a termination of employment by the Executive for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs.  Any termination of employment by the Executive or by the Company for any reason shall be communicated by a Notice of Termination.

Article 4. Tax Compliance
4.1    Section 409A.

(a)    Notwithstanding the foregoing, if required by Section 409A of the Code, if any amounts payable upon separation from service are considered “deferred compensation” under Section 409A, payment of such amounts will be postponed as required by Section 409A, and the postponed amounts will be paid, with accrued interest as described below, on the first monthly payroll date occurring after six (6) months following the Effective Date of Termination.  If the Executive dies during the postponement period, any amounts postponed on account of Section 409A of the Code, with accrued interest as described below, shall be paid to the personal representative of the Executive's estate within sixty (60) days after the date of the Executive's death.  If payment of any amounts under this Agreement is required to be delayed pursuant to Section 409A, the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at a market rate of interest, as determined by the Committee.

(b)    This Agreement is intended to comply with the requirements of Section 409A of the Code, and, specifically, the separation pay exemption and short term deferral exemption of Section 409A, and shall in all respects be administered and interpreted in accordance with Section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on the Executive under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.  For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and each payment under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

(c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4.2    Withholding of Taxes.  The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required to be withheld (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 5. Excise Tax Treatment
5.1    Excise Tax Equalization Payment.

(a)    In the event a Change in Control occurs and the Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company (the “Total Payments”), and such benefits or payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), except as provided in subsection (b) below, the Company shall pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount to be retained by the Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income, FICA and other payroll tax and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 shall be equal to the Total Payments.  Such payment shall be made by the Company to the Executive on or before the date on which the applicable taxes are remitted by the Company to the taxing authorities, and all such payments shall be made in accordance with Section 409A of the Code.

(b)    Notwithstanding subsection (a), if it shall be determined that the Parachute Value (as defined below) of the Total Payments is more than one hundred percent (100%) but less than one hundred ten percent (110%) of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be paid to the Executive.  The term “Parachute Value” means the present value, as of the date of the change of control for purposes of Section 280G of the Code, of those Total Payments that are  “parachute payments” under Section 280G of the Code.  The term “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(c)    In the event that the Company does not pay a Gross-Up Payment as described in subsection (b), the aggregate present value of the Payments (as defined below) under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made.  The term “Payment” means any benefit or payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  The Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 5.1.

5.2    Computation.   In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent accounting firm.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(a)    The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm;

(b)    The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(c) The value of the non-competition covenants contained in this Agreement shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Article 5, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

5.3    Subsequent Recalculation.  In the event that a Gross-Up Payment is payable and the Internal Revenue Service proposes to increase the amount of Excise Tax payable by the Executive in excess of the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive within 30 days of the date of the recalculation for the full amount necessary to make the Executive whole, plus interest as described in Section 4.4; provided, however, that the Executive follows the procedures set forth in this Section 5.3.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the later of either: (i) the date the Executive has actual knowledge of such claim, or (ii) the date Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a) Give the Company any information reasonably requested by the Company relating to such claim;

(b)    Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) Cooperate with the Company in good faith in order effectively to contest such claim; and

(d) Permit the Company to participate in any proceedings relating to such claims.

The Company shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or payroll tax, including interest and penalties with respect thereto, imposed and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 5.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.

If the Company does not notify the Executive in writing prior to the expiration of such 30 day period that it desires to contest such claim, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole in accordance with the limitations set forth in Article 4, plus a market rate of interest, as determined by the Committee, all as contemplated by this Section 5.3.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 5.3, the Executive receives a refund with respect to such claim due to an overpayment of  Excise Tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company’s complying with the requirements of this Section 5.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

Article 6. The Company’s Payment Obligation
The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

Article 7. Legal Remedies
7.1    Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement, subject to an overall limit on the payment of legal fees of thirty-five thousand dollars ($35,000).  The Company will provide such payment or reimbursement, as applicable, in accordance with Section 4.1(c) herein.

7.2    Arbitration.  Any dispute or controversy arising under or in connection with this Agreement (other than as described in Section 10.4 below) shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  Subject to the limitations set forth in Section 7.1 above relating to legal fees incurred by the Executive, all expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

Article 8. Outplacement Assistance
Following a Qualifying Termination (as described in Section 3.2 herein), the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the Effective Date of Termination, provided, however, that the total reimbursement shall be limited to an amount equal to thirty thousand dollars ($30,000).  The Company will provide reimbursement for the costs of outplacement services, provided that such reimbursements are available only for expenses incurred by the Executive, and the reimbursements shall be made by the end of the third taxable year following the Effective Date of Termination, in accordance with Section 409A of the Code.

Article 9. Successors and Assignment
9.1    Successors to the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

9.2    Assignment by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive dies while any amount would still be payable to the Executive hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary.  If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10.   Covenants
10.1    Disclosure of Information.  The Executive recognizes that he or she has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his or her duties under this Agreement.  The Executive will not, during or after the term of his or her employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he or she make use of any such information for his or her own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to legal process.

10.2    Covenants Regarding Other Employees.   During the term of this Agreement and after the Executive’s termination of employment for any reason for the period of time equal to the Benefit Period that would be applicable if there was a Qualifying Termination (regardless of whether the Executive receives Severance Benefits), the Executive will not attempt to induce any employee of the Company to terminate his or her employment with the Company.

10.3    Non-Competition Covenants.

(a)    During the term of this Agreement and after the Executive’s termination of employment for any reason for the period of time equal to the Benefit Period that would be applicable if there was a Qualifying Termination (regardless of whether the Executive receives Severance Benefits), the Executive shall not, within the United States:  (1) directly or indirectly own any equity or proprietary interest (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities) in, or be an employee, agent, director, advisor, consultant, or independent contractor of, any Competitor of the Company, whether on the Executive’s own behalf or on behalf of any person, or (2) undertake any action to induce or cause any supplier or vendor to discontinue all or any part of its business with the Company.

(b)    For purposes of this Agreement, “Competitor” shall mean any individual or organization that procures, sources, markets, promotes, sells or distributes any products or product lines that are, or are actually planned or under consideration to be, procured, sourced, marketed, promoted, sold or distributed by the Company during the Executive’s employment by the Company.

10.4    Enforcement.

(a)    The Executive acknowledges and agrees that the restrictions contained in this Article 10 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of the provisions of those Sections.  The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, and (ii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

(b)    The Executive further acknowledges and agrees that a breach of any of the restrictions in this Article 10 cannot be adequately compensated by monetary damages.  The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 10.1, 10.2 or 10.3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Section 10.1, 10.2 or 10.3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c)    Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 10.1, 10.2 or 10.3 hereof, the Company shall thereafter be obligated only for the compensation and other benefits provided in any Company benefit plans, policies or practices then applicable to the Executive in accordance with the terms thereof, and all payments under this Agreement shall cease.

(d)    The covenants described in this Article shall continue to apply during the period specified herein after the Executive’s termination of employment for any reason, without regard to whether the Executive executes a Release or receives any Severance Benefits as a result of such termination.  If the Executive breaches any of the covenants described in Sections 10.1, 10.2 and 10.3, the applicable period during which the covenant applies shall be tolled during the period of the breach.  Without limiting the foregoing, the Severance Benefits provided under this Agreement are specifically designated as additional consideration for the covenants described in Sections 10.1, 10.2 and 10.3.

(e)    All references to the Company in this Article 10 shall include Charming Shoppes, Inc. and its subsidiaries, direct or indirect, and each of their successors.

Article 11.  Miscellaneous
11.1    Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA  19020
Attention:  [General Counsel]

If to the Executive, to:

___________________
___________________
___________________

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11.2    Employment Status.  Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

11.3    Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Committee.  The Executive may make or change such designations at any time.

11.4    Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

11.5    Modification.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is approved by the Committee and agreed to in writing and signed by the Executive and by an authorized officer of the Company, or by the respective parties’ legal representatives and successors.

11.6    Other Severance Plans and Agreements.  The benefits under this Agreement will be provided in lieu of benefits under any other severance plan or agreement of the Company, except as otherwise provided herein.  This Agreement replaces the CIC Agreement, which shall terminate as of the Effective Date of this Agreement.  Except as otherwise provided herein, this Agreement replaces any other severance agreements between the Executive and the Company or a subsidiary and any non-competition or non-solicitation agreements between the Executive and the Company or a subsidiary.

11.7    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

11.8    Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the state of Pennsylvania shall be the controlling law in all matters relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ___ day of _____, 2008.

CHARMING SHOPPES, INC.	EXECUTIVE

_______________________________	___________________________________
Dorrit J. Bern
Its: President and Chief Executive Officer

ATTEST:________________________